Exhibit 10.16

AGREEMENT

This Joint and Mutual Release (the “Release”) is entered into this 17th day of August, 2006, by and among Spheric Technologies, Inc., an Arizona corporation (the “Company”), and Gary Waldeck.

1. In order to survive, Spheric must pursue other business opportunities. Gary Waldeck has been advised of the future plans for Spheric.

2. Release by the Company. On the Effective Date, the Company releases, discharges and covenants not to sue or cause others to sue Gary Waldeck and his past, present or future agents, successors, attorneys, representatives or assigns, or any one or more of them, on any and all claims, actions, causes of actions, suits, debts, sums of money, accounts, covenants, contracts, agreements, representations, warranties, damages, injuries, liabilities and demands whatsoever, in law or in equity, whether known or unknown, contingent or fixed, liquidated or unliquidated, arising out of any events occurring from the beginning of time to the date of this Agreement. This release of liability shall exclude claims to enforce or protect the rights and duties created by this Agreement.

3. Release by Gary Waldeck. On the Effective Date, Gary Waldeck releases, discharges and covenants not to sue or cause others to sue the Company, and its past, present or future agents, officers, directors, shareholders, successors, attorneys, representatives or assigns, or any one or more of them, on any and all claims, actions, causes of actions, suits, debts, sums of money, accounts, covenants, contracts, agreements, representations, warranties, damages, injuries, liabilities and demands whatsoever, in law or in equity, whether known or unknown, contingent or fixed, liquidated or unliquidated, arising out of any events occurring from the beginning of time to the date of this Agreement. This release of liability shall exclude claims to enforce or protect the rights and duties created by this Agreement.

4. Effective Date. This Release shall become effective (the “Effective Date”) upon completion of the following: (i) the signing of this Agreement by the parties; (ii) the closing of the transaction between Gary Waldeck and Joseph Hines involving the sale of 100,000 shares of Common Stock of the Company owned by Gary Waldeck for $3,500.

5. Interpretation of Agreement and Release. This Agreement shall be deemed to have been executed and delivered in the State of Arizona, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of Arizona.

6. Integration. This Agreement contains the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties and supersede any and all prior agreements and understandings.

7. Warranty of Capacity to Sign. Each person executing this Agreement represents and warrants that he or she is fully and legally empowered to execute and deliver this document on behalf of the party for which he or she acts.

Spheric Technologies, Inc.

/s/ Joseph Hines
By:	Joseph Hines
Its:	President
August 17, 2006
Date:

Gary Waldeck

/s/ Gary Waldeck
8/18/06
Date: